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                                  EXHIBIT 5.1
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                      [Letterhead of Thompson Coburn LLP]


Peabody Energy Corporation
701 Market Street
St. Louis, Missouri 63101-1826

Re: Peabody Holding Company, Inc. Employee Retirement Account, the Lee Ranch Coal Company Retirement and Savings Plan for Salaried Employees, the Lee Ranch Coal Company Retirement and Savings Plan for Hourly Employees and the Western Surface Agreement-UMWA 401(k) Plan

Ladies and Gentlemen:

         With reference to the Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, on October 3, 2001, by Peabody Energy Corporation, a Delaware corporation (the "Company"), with respect to making available for investment by participants under the Peabody Holding Company, Inc. Employee Retirement Account, the Lee Ranch
Coal Company Retirement and Savings Plan for Salaried Employees, the Lee Ranch Coal Company Retirement and Savings Plan for Hourly Employees and the Western Surface Agreement-UMWA 401(k) Plan (collectively, the "Plans") up to 200,000 shares of the Company's common stock, $0.01 par value (the
"Shares"), to be purchased in the open market, together with an indeterminate amount of interests to be offered and sold pursuant to the Plans, we have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Company's Third Amended and Restated Certificate of Incorporation, By-Laws, and resolutions adopted by the Board of Directors of Peabody Holding Company, Inc., Peabody Western Coal Company, Seneca Coal Company and Big Sky Coal Company and the partners of Peabody Natural Resources Company, respectively, relating to such open market purchases of the Shares for the accounts of participants in the applicable Plan, the written documents constituting each of the Plans, certificates received from state officials and statements we have received from officers and representatives of the Company. In delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the correctness of statements submitted to us by officers and representatives of the Company.

Based solely on the foregoing, we are of the opinion that:

1. The Company is duly incorporated and is validly existing under the laws of the State of Delaware; and

2. The Shares to be purchased in the open market for the accounts of participants in the Plans have been duly authorized by the Company and, when sold in accordance with the Plans, will be duly and validly issued and will be fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. We further consent to the filing of copies of this opinion with agencies of such states and other jurisdictions as you deem necessary in the course of complying with the laws of the states and jurisdictions regarding the sale of the Shares in accordance with the Plans.

                              Very truly yours,


                              /s/ Thompson Coburn LLP